Exhibit 99.1
August 4, 2021
USD Partners LP Announces Second Quarter 2021 Results
Houston, TX - USD Partners LP (NYSE: USDP) (the “Partnership”) announced today its operating and financial results for the three and six months ended June 30, 2021. Financial highlights with respect to the second quarter of 2021 include the following:
•Generated Net Cash Provided by Operating Activities of $14.1 million, Adjusted EBITDA(1) of $16.3 million and Distributable Cash Flow(1) of $14.4 million
•Reported Net Income of $6.7 million
•Increased quarterly cash distribution to $0.116 per unit ($0.464 per unit on an annualized basis) with over 4.0x Distributable Cash Flow Coverage(2)
•Announced West Colton Renewable Diesel project and new terminalling services agreement that once operational is expected to generate approximately $2.0 million per year of Adjusted EBITDA(3) over the five-year term of the agreement for the Partnership

“We are pleased to report another strong quarter in 2021,” said Dan Borgen, the Partnership’s Chief Executive Officer. “Our terminals performed well during the second quarter, and we are very excited to report that construction of our Sponsor’s Diluent Recovery Unit project, or DRU, was completed in July. The DRU is now in the start-up phase, and our Sponsor expects the facility to be placed into service during the third quarter. In addition, construction of all major items at our Sponsor’s destination facility at Port Arthur necessary to receive DRUbit™ by rail, and blend and ship product by pipe, is complete and start-up of the new terminal has begun. As mentioned previously, our DRUbit™ by Rail™ network provides the Partnership with long-term take-or-pay revenues while providing transportation safety and environmental benefits to our customers, as well as providing increased market access and additional jobs along the rail routes.”
“We continue to be very excited about our future as well as the future of our Sponsor’s new DRU and Port Arthur Terminal as we engage with our customers regarding the second phase of USD’s growth, which could include a second DRU customer committing to delivering the next 50,000 barrels per day of diluted bitumen into the DRU, with the resulting DRUbitTM available to be transloaded through the Partnership’s Hardisty rail terminal to the Gulf Coast and other potential destinations,” added Mr. Borgen. “We look forward to keeping our investors updated with future announcements regarding the DRU.”

Partnership’s Second Quarter 2021 Liquidity, Operational and Financial Results
Substantially all of the Partnership’s cash flows are generated from multi-year, take-or-pay terminalling services agreements related to its crude oil terminals, which include minimum monthly commitment fees. The Partnership’s customers include major integrated oil companies, refiners and marketers, the majority of which are investment-grade rated.
The Partnership’s operating results for the second quarter of 2021 relative to the same quarter in 2020 were primarily influenced by higher revenue at its Stroud terminal during the quarter due to higher rates that are based on crude oil index pricing differentials. Also during the quarter the Partnership recognized revenue that was previously deferred at the Stroud terminal during the first quarter of 2021 associated with the make-up right options that are granted to the Partnership’s customers. Additionally, revenue at the Hardisty terminal in the second quarter of 2021 relative to the second quarter of 2020, was higher due to a favorable variance resulting from the change in the Canadian exchange rate associated with the Partnership’s Canadian-dollar denominated contracts and increased rates on certain of the Partnership’s Hardisty agreements.
The Partnership experienced higher operating costs during the second quarter of 2021 as compared to the second quarter of 2020. This increase was primarily attributable to an increase in subcontracted rail services costs and pipeline fees associated with higher throughput, partially offset by lower selling, general and administrative costs.
Net income increased in the second quarter of 2021 as compared to the second quarter of 2020, primarily because of the operating factors discussed above coupled with lower interest expense incurred during the 2021 period resulting from lower interest rates and a lower weighted average balance of debt outstanding. The Partnership also recognized a small non-cash foreign currency transaction gain in the second quarter of 2021 as compared to a non-cash loss recognized in the 2020 comparative period. Partially offsetting was a higher non-cash loss associated with the Partnership’s interest rate derivatives during the second quarter of 2021 when compared to the same period in 2020.
Net Cash Provided by Operating Activities for the quarter increased 160% relative to the second quarter of 2020, primarily due to the operating factors discussed above and the general timing of receipts and payments of accounts receivable, accounts payable and deferred revenue balances.
Adjusted EBITDA and Distributable Cash Flow (“DCF”) increased by 28% and 48%, respectively, for the quarter relative to the second quarter of 2020. The increase in Adjusted EBITDA was primarily a result of the operating factors discussed above. DCF was also positively impacted by a decrease in cash paid for interest during the quarter, partially offset by an increase in cash paid for income taxes and higher maintenance capital expenditures incurred during the current quarter, which included technology upgrades and safety maintenance at the Partnership’s Hardisty and Stroud terminals.
As of June 30, 2021, the Partnership had approximately $3 million of unrestricted cash and cash equivalents and undrawn borrowing capacity of $206 million on its $385 million senior secured credit facility, subject to the Partnership’s continued compliance with financial covenants. As of the end of the second quarter of 2021, the Partnership had borrowings of $179 million outstanding under the revolving credit facility. Pursuant to the terms of the Partnership’s Credit Agreement, the Partnership’s borrowing capacity is currently limited to 4.5 times its trailing 12-month consolidated EBITDA, as defined in the Credit Agreement. As such, the Partnership’s available borrowings under the senior secured credit facility, including unrestricted cash and cash equivalents, was approximately $100 million as of June 30, 2021. The Partnership was in compliance with its financial covenants, as of June 30, 2021.
On July 21, 2021, the Partnership declared a quarterly cash distribution of $0.116 per unit ($0.464 per unit on an annualized basis), representing an increase of $0.0025 per unit, or 2.2% over the distribution declared for the first quarter of 2021. The distribution is payable on August 13, 2021, to unitholders of record at the close of business on August 4, 2021.

Since the end of the first quarter of 2020, the Partnership has reduced the outstanding balance of its revolving credit facility by $45 million as of June 30, 2021.
Second Quarter 2021 Conference Call Information
The Partnership will host a conference call and webcast regarding second quarter 2021 results at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Thursday, August 5, 2021.
To listen live over the Internet, participants are advised to log on to the Partnership’s website at www.usdpartners.com and select the “Events & Presentations” sub-tab under the “Investors” tab. To join via telephone, participants may dial (877) 266-7551 domestically or +1 (339) 368-5209 internationally, conference ID 6061075. Participants are advised to dial in at least five minutes prior to the call.
An audio replay of the conference call will be available for thirty days by dialing (800) 585-8367 domestically or +1 (404) 537-3406 internationally, conference ID 6061075. In addition, a replay of the audio webcast will be available by accessing the Partnership’s website after the call is concluded.
About USD Partners LP
USD Partners LP is a fee-based, growth-oriented master limited partnership formed in 2014 by US Development Group, LLC (“USD”) to acquire, develop and operate midstream infrastructure and complementary logistics solutions for crude oil, biofuels and other energy-related products. The Partnership generates substantially all of its operating cash flows from multi-year, take-or-pay contracts with primarily investment grade customers, including major integrated oil companies, refiners and marketers. The Partnership’s principal assets include a network of crude oil terminals that facilitate the transportation of heavy crude oil from Western Canada to key demand centers across North America. The Partnership’s operations include railcar loading and unloading, storage and blending in on-site tanks, inbound and outbound pipeline connectivity, truck transloading, as well as other related logistics services. In addition, the Partnership provides customers with leased railcars and fleet services to facilitate the transportation of liquid hydrocarbons and biofuels by rail.
USD, which owns the general partner of USD Partners LP, is engaged in designing, developing, owning, and managing large-scale multi-modal logistics centers and energy-related infrastructure across North America. USD solutions create flexible market access for customers in significant growth areas and key demand centers, including Western Canada, the U.S. Gulf Coast and Mexico. Among other projects, USD, along with its partner Gibson Energy, Inc., is pursuing long-term solutions to transport heavier grades of crude oil produced in Western Canada through the construction of a Diluent Recovery Unit at the Hardisty terminal. USD is also currently pursuing the development of a premier energy logistics terminal on the Houston Ship Channel with capacity for substantial tank storage, multiple docks (including barge and deepwater), inbound and outbound pipeline connectivity, as well as a rail terminal with unit train capabilities. For additional information, please visit texasdeepwater.com. Information on websites referenced in this release is not part of this release.
DRUbit™ and DRUbit™ by Rail™ are registered trademarks of DRU Assets LLC, a wholly-owned subsidiary of USD. All rights reserved.

Non-GAAP Financial Measures
The Partnership defines Adjusted EBITDA as Net Cash Provided by Operating Activities adjusted for changes in working capital items, interest, income taxes, foreign currency transaction gains and losses, and other items which do not affect the underlying cash flows produced by the Partnership’s businesses. Adjusted EBITDA is a non-GAAP, supplemental financial measure used by management and external users of the Partnership’s financial statements, such as investors and commercial banks, to assess:
•the Partnership’s liquidity and the ability of the Partnership’s businesses to produce sufficient cash flows to make distributions to the Partnership’s unitholders; and
•the Partnership’s ability to incur and service debt and fund capital expenditures.
The Partnership defines Distributable Cash Flow, or DCF, as Adjusted EBITDA less net cash paid for interest, income taxes and maintenance capital expenditures. DCF does not reflect changes in working capital balances. DCF is a non-GAAP, supplemental financial measure used by management and by external users of the Partnership’s financial statements, such as investors and commercial banks, to assess:
•the amount of cash available for making distributions to the Partnership’s unitholders;
•the excess cash flow being retained for use in enhancing the Partnership’s existing business; and
•the sustainability of the Partnership’s current distribution rate per unit.
The Partnership believes that the presentation of Adjusted EBITDA and DCF in this press release provides information that enhances an investor’s understanding of the Partnership’s ability to generate cash for payment of distributions and other purposes. The GAAP measure most directly comparable to Adjusted EBITDA and DCF is Net Cash Provided by Operating Activities. Adjusted EBITDA and DCF should not be considered alternatives to Net Cash Provided by Operating Activities or any other measure of liquidity presented in accordance with GAAP. Adjusted EBITDA and DCF exclude some, but not all, items that affect Net Cash Provided by Operating Activities and these measures may vary among other companies. As a result, Adjusted EBITDA and DCF may not be comparable to similarly titled measures of other companies. Reconciliations of Net Cash Provided by Operating Activities to Adjusted EBITDA and DCF are presented in this press release.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of U.S. federal securities laws, including statements with respect to the ability of the Partnership and USD to achieve contract extensions, new customer agreements and expansions; the ability of the Partnership and USD to develop existing and future additional projects and expansion opportunities and whether those projects and opportunities developed by USD would be made available for acquisition, or acquired, by the Partnership; the impact of the West Colton Renewable Diesel project; the impact of the completion of USD’s DRU project; volumes at, and demand for, the Partnership’s terminals; and the amount and timing of future distribution payments and distribution growth. Words and phrases such as “expect,” “plan,” “intent,” “believes,” “projects,” “begin,” “anticipates,” “subject to” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to the Partnership are based on management’s expectations, estimates and projections about the Partnership, its interests and the energy industry in general on the date this press release was issued. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include the impact of the novel coronavirus (COVID-19) pandemic and related economic downturn and changes in general economic conditions and commodity prices, as well as those factors set forth under the heading “Risk Factors” and elsewhere in the Partnership’s most recent Annual Report on Form 10-K and in the Partnership’s subsequent filings with the Securities and Exchange Commission (many of which may be amplified by the COVID-19 pandemic and the significant reductions in demand for, and fluctuations in the prices of, crude oil, natural gas and natural gas liquids). The Partnership is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

'(1)
The Partnership presents both GAAP and non-GAAP financial measures in this press release to assist in understanding the Partnership’s liquidity and ability to fund distributions. See “Non-GAAP Financial Measures” and reconciliations of Net Cash Provided by Operating Activities, the most directly comparable GAAP measure, to Adjusted EBITDA and Distributable Cash Flow in this press release.

'(2)
The Partnership calculates quarterly Distributable Cash Flow Coverage by dividing Distributable Cash Flow for the quarter as presented in this press release by the cash distributions declared for the quarter, or approximately $3.2 million.

'(3)
This press release provides the expected Adjusted EBITDA contribution from the West Colton Renewable Diesel project. The most directly comparable GAAP measure is not provided because certain information necessary to calculate the most directly comparable GAAP measure is unavailable due to the uncertainty and inherent difficulty of predicting the occurrence and future impact of certain items. As a result of the uncertainty and variability of the nature and amount of future items, which could be significant, the Partnership is unable to provide a reconciliation to the most directly comparable GAAP measure without unreasonable efforts.

USD Partners LP
Consolidated Statements of Operations
For the Three and Six Months Ended June 30, 2021 and 2020
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
	(in thousands)
Revenues
Terminalling services	$30,992	$22,309	$59,097	$46,544
Terminalling services — related party	1,111	3,800	2,214	7,888
Fleet leases — related party	983	983	1,967	1,967
Fleet services	—	51	24	101
Fleet services — related party	228	228	455	455
Freight and other reimbursables	207	64	363	686
Freight and other reimbursables — related party	—	1	—	1
Total revenues	33,521	27,436	64,120	57,642
Operating costs
Subcontracted rail services	3,523	2,688	6,664	6,133
Pipeline fees	6,398	5,395	12,444	11,742
Freight and other reimbursables	207	65	363	687
Operating and maintenance	2,602	2,564	5,434	5,645
Operating and maintenance — related party	2,101	2,065	4,191	4,092
Selling, general and administrative	2,411	2,620	5,467	5,800
Selling, general and administrative — related party	1,625	1,835	3,302	3,828
Goodwill impairment loss	—	—	—	33,589
Depreciation and amortization	5,500	5,203	10,971	10,625
Total operating costs	24,367	22,435	48,836	82,141
Operating income (loss)	9,154	5,001	15,284	(24,499)
Interest expense	1,591	2,256	3,326	4,995
Loss (gain) associated with derivative instruments	718	332	(2,358)	3,205
Foreign currency transaction loss (gain)	(41)	1,150	(102)	1,058
Other expense (income), net	4	(111)	(16)	(843)
Income (loss) before income taxes	6,882	1,374	14,434	(32,914)
Provision for (benefit from) income taxes	166	188	390	(319)
Net income (loss)	$6,716	$1,186	$14,044	$(32,595)

USD Partners LP
Consolidated Statements of Cash Flows
For the Three and Six Months Ended June 30, 2021 and 2020
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
	(in thousands)

Cash flows from operating activities:
Net income (loss)	$6,716	$1,186	$14,044	$(32,595)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	5,500	5,203	10,971	10,625
Loss (gain) associated with derivative instruments	718	332	(2,358)	3,205
Settlement of derivative contracts	(279)	(283)	(543)	(289)
Unit based compensation expense	1,405	1,630	2,917	3,265
Loss associated with disposal of assets	5	—	5	—
Deferred income taxes	(72)	(189)	(90)	(541)
Amortization of deferred financing costs	207	207	414	414
Goodwill impairment loss	—	—	—	33,589
Changes in operating assets and liabilities:
Accounts receivable	(447)	82	(849)	690
Accounts receivable — related party	1,153	195	1,069	(746)
Prepaid expenses and other assets	(151)	(351)	733	(1,571)
Other assets — related party	(412)	(260)	(806)	(510)
Accounts payable and accrued expenses	292	(1,552)	582	(1,145)
Accounts payable and accrued expenses — related party	(11)	(578)	(36)	(87)
Deferred revenue and other liabilities	(590)	811	622	3,846
Deferred revenue — related party	—	(1,024)	—	(1,024)
Other liabilities — related party	20	—	24	—
Net cash provided by operating activities	14,054	5,409	26,699	17,126
Cash flows from investing activities:
Additions of property and equipment	(901)	(230)	(1,384)	(377)
Net cash used in investing activities	(901)	(230)	(1,384)	(377)
Cash flows from financing activities:
Distributions	(3,303)	(3,182)	(6,486)	(13,837)
Vested phantom units used for payment of participant taxes	—	—	(857)	(1,788)
Proceeds from long-term debt	—	—	—	10,000
Repayments of long-term debt	(10,000)	(6,000)	(18,000)	(12,000)
Net cash used in financing activities	(13,303)	(9,182)	(25,343)	(17,625)
Effect of exchange rates on cash	(53)	1,427	(148)	438
Net change in cash, cash equivalents and restricted cash	(203)	(2,576)	(176)	(438)
Cash, cash equivalents and restricted cash – beginning of period	11,021	12,822	10,994	10,684
Cash, cash equivalents and restricted cash – end of period	$10,818	$10,246	$10,818	$10,246

USD Partners LP
Consolidated Balance Sheets
(unaudited)

	June 30,	December 31,
	2021	2020
ASSETS	(in thousands)
Current assets
Cash and cash equivalents	$3,131	$3,040
Restricted cash	7,687	7,954
Accounts receivable, net	4,938	4,049
Accounts receivable — related party	1,442	2,460
Prepaid expenses	2,556	1,959
Other current assets	465	1,777
Other current assets — related party	242	15
Total current assets	20,461	21,254
Property and equipment, net	138,140	139,841
Intangible assets, net	55,189	61,492
Operating lease right-of-use assets	7,551	9,630
Other non-current assets	3,941	3,625
Other non-current assets — related party	2,337	1,706
Total assets	$227,619	$237,548

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable and accrued expenses	$2,686	$1,865
Accounts payable and accrued expenses — related party	348	383
Deferred revenue	5,949	6,367
Deferred revenue — related party	410	410
Operating lease liabilities, current	5,627	5,291
Other current liabilities	5,086	4,222
Total current liabilities	20,106	18,538
Long-term debt, net	177,895	195,480
Operating lease liabilities, non-current	1,894	4,392
Other non-current liabilities	11,080	12,870
Other non-current liabilities — related party	24	—
Total liabilities	210,999	231,280
Commitments and contingencies
Partners’ capital
Common units	13,100	3,829
General partner units	2,018	1,892
Accumulated other comprehensive income	1,502	547
Total partners’ capital	16,620	6,268
Total liabilities and partners’ capital	$227,619	$237,548

USD Partners LP
GAAP to Non-GAAP Reconciliations
For the Three and Six Months Ended June 30, 2021 and 2020
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
	(in thousands)

Net cash provided by operating activities	$14,054	$5,409	$26,699	$17,126
Add (deduct):
Amortization of deferred financing costs	(207)	(207)	(414)	(414)
Deferred income taxes	72	189	90	541
Changes in accounts receivable and other assets	(143)	334	(147)	2,137
Changes in accounts payable and accrued expenses	(281)	2,130	(546)	1,232
Changes in deferred revenue and other liabilities	570	213	(646)	(2,822)
Interest expense, net	1,590	2,253	3,324	4,968
Provision for (benefit from) income taxes	166	188	390	(319)
Foreign currency transaction loss (gain) (1)	(41)	1,150	(102)	1,058
Non-cash deferred amounts (2)	543	1,119	2,226	1,556
Adjusted EBITDA	16,323	12,778	30,874	25,063
Add (deduct):
Cash paid for income taxes	(248)	(116)	(534)	(433)
Cash paid for interest	(1,438)	(2,874)	(2,987)	(4,957)
Maintenance capital expenditures	(235)	(82)	(438)	(114)
Distributable cash flow	$14,402	$9,706	$26,915	$19,559

(1)	Represents foreign exchange transaction amounts associated with activities between the Partnership’s U.S. and Canadian subsidiaries.
(2)	Represents the change in non-cash contract assets and liabilities associated with revenue recognized at blended rates based on tiered rate structures in certain of the Partnership’s customer contracts and deferred revenue associated with deficiency credits that are expected to be used in the future prior to their expiration. Amounts presented are net of the corresponding prepaid Gibson pipeline fee that will be recognized as expense concurrently with the recognition of revenue.

Contact:
Adam Altsuler
Executive Vice President, Chief Financial Officer
(281) 291-3995
aaltsuler@usdg.com

Jennifer Waller
Director, Financial Reporting and Investor Relations
(832) 991-8383
jwaller@usdg.com